UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

NEF ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	33-1221758
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13809 SW 21st Terrace

Miami, Florida 33175
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:       None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Certificate of Incorporation and bylaws, copies of which were filed as exhibits to the Company’s Registration Statement on From S-1, filed with the Securities and Exchange Commission on February 6, 2013.

The authorized capital stock of our company consists of 100,000,000 of common stock, at $0.001 par value, and 10,000,000 shares of preferred stock, at $0.001 par value.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of Common Stock now outstanding are fully paid for and non‑assessable and all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid for and non‑assessable. Reference is made to the Company’s Articles of Incorporation, By-laws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this Registration Statement, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Item 2.  Exhibits

Exhibit No.	Description

3.1

Articles of Incorporation of NEF Enterprises, Inc. dated July 11, 2011, incorporated herein by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 6, 2013.

3.2	Bylaws of NEF Enterprises, Inc. incorporated herein by reference to the Registration Statement on form S-1 filed with the Securities and Exchange Commission on February 6, 2013.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NEF ENTERPRISES, INC.

/s/ Christopher Ellerbeck	October 1, 2013
CHRISTOPHER ELLERBECK, PRESIDENT	DATE

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